Sanguine Reorganizes its Corporate Financials

PASADENA, Calif., Wednesday, October 6, 2004/Business Wire/ -- Sanguine Corporation (OTC Bulletin Board: SGNC), a bio-pharmaceutical company focused on the development of an oxygen-carrying synthetic substitute for human red blood cells, today announced that in anticipation of commencing funding activities to raise capital for an animal trial program for its synthetic red blood cell substitute, PHER-O2, has completed the reorganization of its financial statements.

Key management opted to remove their related party debt and salary accruals. The management team, lead by the Company's CEO, Dr. Thomas Drees, has opted to forgive their salary accruals. The Company completed the restructuring of its financial statements that included the satisfaction of debt for stock issuance, issuance of securities for certain convertible debt and the contribution to capital of other debt, including accrued salaries of management and related interest.

Thomas Drees, Ph.D., chairman and CEO of Sanguine Corporation, stated, "In an effort to reduce our Company's debt, and to better enable the Company's ability to raise the necessary capital to complete our Phase 1 animal and toxicity studies, in addition to compensate the subcontractors who were used in the PHER-02 formulation, we felt it important to remove any impediment toward the completion of the planned trials. By significantly reducing the Company's debt, the financial communities are certain to recognize that an investment into our Company will be directly used to further the approval of PHER-02, our synthetic red blood cell.

Dr. Drees continued, "It was important to me to forgive salaries owed to me for the benefit of furthering our development of PHER-02. The long-term benefit to the many that could potentially benefit from the completion of the program far outweighs the salaries earned by me personally. Forgiving the salary is the least I can do. Completing PHER-02's development is too important."

Sanguine Corporation is a development-stage company focused on the research and development of PHER-O2, a synthetic red blood cell product with potential applications in a variety of specialties, including: transfusions, CAT scans, cardioplegia and the treatment of heart attacks, strokes, head and neck tumors and hemorrhagic shock. The Company is also developing non-medical applications for its perfluorocarbon (PFC) product.

Contact: Investor Relations: Michael Dancy, 801-746-3570, email:
medancy@allwest.net, or visit: www.sanguine-corp.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.